EXHIBIT 99.1
For Immediate Release: August 12, 2021

Investor Services
888-926-2688

Media Contact:
Diana Keary
dkeary@griffincapital.com
949-270-9303

Griffin Realty Trust, Inc.
Second Quarter 2021 Results

El Segundo, Calif. (August 12, 2021) - Griffin Realty Trust, Inc. ("GRT" or the "Company") announced its results for the quarter ended June 30, 2021.

Highlights for the Quarter Ended June 30, 2021
•Total revenue of approximately $118.8 million.
•Net income attributable to common stockholders of $0.01 per basic and diluted share.
•Adjusted Funds from Operations available to common stockholders and limited partners, or AFFO1, of $0.16 per basic and diluted share.
•Collected 100 percent of contractual rent due in the quarter.
•Signed two new leases and two lease renewals.
•The Company's average net asset value ("NAV") across all share classes increased by $0.05 to $9.10 per share as of June 30, 2021 compared to $9.05 per share the prior quarter.

Highlights Subsequent to June 30, 2021
•Collected 100 percent of contractual rent due in July.
•The Company executed a third amendment to its existing credit agreement, which decreased the applicable interest rate margin for the $150 million 7-year loan.

Management Commentary
Michael J. Escalante, GRT's Chief Executive Officer, stated, "In the second quarter, our high-quality office and industrial portfolio continued to perform exceptionally well, as we ended the quarter at approximately 95% occupancy, and again collected 100 percent of rent during the quarter and through July. We are seeing increased demand across many of our Sunbelt markets that are experiencing accelerated positive net migration. With leverage of just 41.8% of enterprise value, our balance sheet remains in great shape, and during the second quarter, our strong credit position enabled us to lower the effective interest rate on our $150 million 7-year loan by 35 basis points to 1.50% per annum. While we have seen a growing list of companies announce they are intending to return to physical workspaces this Fall, the renewed spread of the Delta variant requires continued vigilance and appropriate caution. Notwithstanding any further pandemic related setbacks, we believe our high quality portfolio, primarily leased to Blue Chip tenants, will continue to provide stability to our results, consistent with our experience through the COVID-19 pandemic. As we look to the balance of the year, we are well-positioned to benefit from improving market fundamentals while continuing to seek opportunities for strategic and accretive growth as one of the largest corporate net-lease REITs."

Results for the Quarter Ended June 30, 2021

Revenue
Total revenue of approximately $118.8 million for the quarter ended June 30, 2021, an increase of $13.4 million compared to the same quarter last year.

The increase was primarily attributable to $22.8 million of rental income in connection with the acquisition of CCIT II; offset by approximately $8.4 million of lower termination income in the current period.

Net Income
Net income attributable to common stockholders was approximately $3.0 million, or $0.01 per basic and diluted share, for the quarter ended June 30, 2021, compared to approximately $3.3 million, or $0.01 per basic and diluted share, for the quarter ended June 30, 2020.

Adjusted Funds from Operations (AFFO)
AFFO was approximately $55.3 million, or $0.16 per basic and diluted share, for the quarter ended June 30, 2021. This result represents a nominal increase of $5.3 million and a decrease in AFFO of $0.03 per basic and diluted share as compared to the same period in 2020. Consistent with total revenue, the changes to AFFO were primarily attributable to the acquisition of CCIT II. While the acquisition of CCIT II was accretive to the Company's AFFO by approximately $0.01 per share for the quarter, the decrease in AFFO per basic and diluted share was primarily attributable to lower termination income in the current period.

Adjusted EBITDA
Adjusted EBITDA, as defined per the Company's credit facility agreement, was approximately $77.4 million for the quarter ended June 30, 2021. This resulted in fixed charge and interest coverage ratios of 3.1x and 3.8x, respectively, for the quarter.

Consolidated Financial Statistics
Compared to the last quarter, Net Debt decreased from $2.6 billion to $2.5 billion. The Company's Net Debt to Normalized EBITDAre and our Net Debt plus Preferred to Normalized EBITDAre were 7.3x and 7.7x, respectively. The ratio of Debt, net less cash and cash equivalents, to total real estate, was 43.4%.

As of June 30, 2021, the Company's weighted average loan maturity was 4.2 years with 70% of the loan balance having a fixed interest rate, including the effect of interest rate swaps. Approximately 40% of the Company's consolidated debt was secured and approximately 60% was unsecured.

Leasing Activity
The Company signed two new leases totaling 40,400 square feet. This activity includes a new lease at Atlanta Wildwood for approximately 35,000 square feet for a 12 year term and a new three year lease for approximately 5,600 square feet at Houston Westway II. The Company also signed two renewal leases representing 33,500 square feet, including a five year lease extension with Texas Capital Bank at Houston Westway II and a seven year lease extension with Global Equipment Company at Parkland Center.

Balance Sheet
On July 14, 2021, the Company, through the GRT operating partnership, entered into the third amendment to the second amended and restated credit agreement. The third amendment amended the second amended and restated credit agreement to decrease the applicable interest rate margin for the $150 million 7-year term loan. All other terms of the second amended and restated credit agreement are unchanged. No new term loan borrowings were incurred under the third amendment. The applicable rate decreased 35 basis points from 1.85% to 1.50%, which is approximately $0.5 million in annual interest expense savings.

Net Asset Value
On July 16, 2021, the Company published an updated estimate of its NAV as of June 30, 2021. The Company's average NAV across all share classes increased by $0.05 to $9.10 per share compared to $9.05 per share as of March 31, 2021, or a 2.2% annualized increase.

The change was primarily due to net operating income in excess of distributions during the quarter. Real estate values remained fairly static on a portfolio basis.

Portfolio Overview as of June 30, 2021
•Enterprise value was approximately $5.8 billion.2

•Weighted average remaining lease term was approximately 6.6 years with approximately 2.0 percent average annual contractual rent growth for the remainder of the existing term for all leases combined.
•The portfolio was 95.0 percent leased.
•The portfolio's economic occupancy was 94.8%. The industrial portfolio was at 100% economic occupancy, and the Company's office portfolio was at 91.7% economic occupancy.
•88% of the Company's net rental revenue is subject to annual escalations that average over 2%, and over 98% is subject to periodic increases.
•Approximately 63.3 percent of the portfolio’s net rental revenue3 was generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings.4

An overview of GRT's portfolio is provided in the accompanying Portfolio Snapshot.

About Griffin Realty Trust, Inc.
Griffin Realty Trust, Inc. – America's Blue-Chip LandlordTM – is an internally managed, publicly-registered, non-traded REIT. The Company owns and operates a geographically-diversified portfolio of strategically-located, high-quality, corporate office and industrial properties that are primarily net leased to single tenants that the Company has determined to be creditworthy. The Company's portfolio, as of June 30, 2021, consisted of 121 office and industrial properties (144 buildings), totaling 29.2 million in rentable square feet, located in 26 states, representing a total enterprise value of approximately $5.8 billion.

Additional information is available at www.grtreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this press release reflect the Company's current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine roll-out, effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and their efficacy against emerging variants and mutations of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate and with respect to occupancy rates, rent deferrals and the financial condition of GRT’s tenants; general financial and economic conditions; statements about the benefits of the merger involving GRT and CCIT II and statements that address operating performance, events or developments that GRT expects or anticipates will occur in the future, including but not limited to statements regarding anticipated synergies and general and administrative expense savings in the merger, future financial and operating results, plans, objectives, expectations and intentions, expected sources of financing, anticipated asset dispositions, anticipated leadership and governance, creation of value for stockholders, benefits of the merger to customers, employees, stockholders and other constituents of the combined company, the integration of GRT and CCIT II, cost savings related to the merger and other non-historical statements; whether the merger will be accretive to AFFO in future quarters; risks related to the disruption of management’s attention from ongoing business operations due to the merger; the availability of suitable investment or disposition opportunities; changes in interest rates; the availability and terms of financing; market conditions; legislative and regulatory changes that could adversely affect the business of GRT; our future capital expenditures, distributions and acquisitions (including the amount and nature thereof), business strategies, the expansion and growth of our operations, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, capital structure, organizational structure, and other developments and trends of the real estate industry and other factors, including those risks disclosed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company's most recent Annual Report on Form 10-K and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A. “Risk Factors” of the Company's Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. The Company cautions investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures it makes concerning risks. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this press release. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.
______________________________
1 FFO, as described by the National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for redeemable preferred distributions. Additionally, the Company uses AFFO as a non-GAAP financial measure to evaluate its operating performance. FFO and AFFO have been revised to include amounts available to both common stockholders and limited partners for all periods presented.
2 Enterprise value includes the outstanding debt balance (net of cash and cash equivalents) (excluding deferred financing costs and premium/discounts), plus unconsolidated debt - pro rata share, plus preferred equity, plus total outstanding shares multiplied by the NAV per share. Total outstanding shares includes limited partnership units issued and shares issued pursuant to the Company's distribution reinvestment plan, net of redemptions.
3 Net rental revenue is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse the Company for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are the Company's responsibility for the 12-month period subsequent to June 30, 2021 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Approximately 63.3 percent of the portfolio's net rental revenue for the 12-month period subsequent to June 30, 2021 was generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings; 58.0 percent generated from companies with a Nationally Recognized Statistical Rating Organization ("NRSRO") credit rating; and the remaining 5.3 percent from companies with a non-NRSRO credit rating that the Company believes is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.

GRIFFIN REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except units and share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$133,979	$168,954
Restricted cash	32,248	34,352
Real estate:
Land	584,291	445,674
Building and improvements	4,081,952	3,112,253
Tenant origination and absorption cost	876,746	740,489
Construction in progress	19,923	11,886
Total real estate	5,562,912	4,310,302
Less: accumulated depreciation and amortization	(886,553)	(817,773)
Total real estate, net	4,676,359	3,492,529
Intangible assets, net	45,915	10,035
Deferred rent receivable	104,659	98,116
Deferred leasing costs, net	43,939	45,966
Goodwill	229,948	229,948
Due from affiliates	548	1,411
Right of use asset	40,171	39,935
Other assets	27,720	30,604
Total assets	$5,335,486	$4,151,850
LIABILITIES AND EQUITY
Debt, net	$2,537,023	$2,140,427
Restricted reserves	12,341	12,071
Interest rate swap liability	37,205	53,975
Redemptions payable	7,865	5,345
Distributions payable	11,937	9,430
Due to affiliates	1,971	3,272
Intangible liabilities, net	34,398	27,333
Lease liability	50,616	45,646
Accrued expenses and other liabilities	101,440	114,434
Total liabilities	2,794,796	2,411,933
Perpetual convertible preferred shares	125,000	125,000
Common stock subject to redemption	—	2,038
Noncontrolling interests subject to redemption; 556,099 units as of June 30, 2021 and December 31, 2020	4,671	4,610
Stockholders’ equity:
Common stock, $0.001 par value; 800,000,000 shares authorized; 323,910,617 and 230,320,668 shares outstanding in the aggregate as of June 30, 2021 and December 31, 2020, respectively	324	230
Additional paid-in capital	2,947,700	2,103,028
Cumulative distributions	(865,125)	(813,892)
Accumulated earnings	138,513	140,354
Accumulated other comprehensive loss	(32,951)	(48,001)
Total stockholders’ equity	2,188,461	1,381,719
Noncontrolling interests	222,558	226,550
Total equity	2,411,019	1,608,269
Total liabilities and equity	$5,335,486	$4,151,850

GRIFFIN REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Rental income	$118,824	$105,427	$220,179	$201,155
Expenses:
Property operating expense	14,797	12,922	29,242	27,893
Property tax expense	9,678	9,413	19,357	18,961
Property management fees to non-affiliates	1,017	839	1,998	1,748
General and administrative expenses	10,198	7,408	19,667	15,073
Corporate operating expenses to affiliates	635	625	1,260	1,250
Impairment provision	—	12,623	4,242	12,623
Depreciation and amortization	55,109	39,881	99,447	81,029
Total expenses	91,434	83,711	175,213	158,577
Income before other income and (expenses)	27,390	21,716	44,966	42,578
Other income (expenses):
Interest expense	(21,492)	(19,046)	(42,177)	(39,007)
Other income, net	100	354	216	3,054
Gain (Loss) from investment in unconsolidated entities	—	(1,444)	8	(2,071)
(Loss) Gain from disposition of assets	(320)	4,268	(326)	4,268
Net income	5,678	5,848	2,687	8,822
Distributions to redeemable preferred shareholders	(2,359)	(2,047)	(4,718)	(4,094)
Net (income) loss attributable to noncontrolling interests	(292)	(457)	277	(568)
Net income (loss) attributable to controlling interest	3,027	3,344	(1,754)	4,160
Distributions to redeemable noncontrolling interests attributable to common stockholders	(44)	(43)	(87)	(122)
Net income (loss) attributable to common stockholders	$2,983	$3,301	$(1,841)	$4,038
Net income (loss) attributable to common stockholders per share, basic and diluted	$0.01	$0.01	$(0.01)	$0.02
Weighted average number of common shares outstanding, basic and diluted	324,433,017	229,879,280	293,909,092	229,844,960
Cash distributions declared per common share	$0.09	$0.09	$0.17	$0.23

GRIFFIN REALTY TRUST, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands except share and per share amounts)

Funds from Operations and Adjusted Funds from Operations
The Company's management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve the Company's objectives, it may borrow at fixed rates or variable rates. In order to mitigate interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements or other hedge instruments and in order to mitigate its risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company view's fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.
Additionally, the Company uses Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate the Company's operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. FFO and AFFO have been revised to include amounts available to both common stockholders and limits partners for all periods presented.
AFFO is a measure used among the Company's peer group, which includes daily NAV REITs.  The Company also believes that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, the Company believes AFFO is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of its ongoing portfolio performance and ability to sustain its current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or the Company's future ability to pay distributions. By providing FFO and AFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, the Company believes the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under its current business plan as noted above. AFFO is useful in assisting management and investors in assessing the Company's ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and AFFO is presented in the following table for the three and six months ended June 30, 2021 and 2020 (dollars in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$5,678	$5,848	$2,687	$8,822
Adjustments:
Depreciation of building and improvements	32,733	23,525	59,279	46,198
Amortization of leasing costs and intangibles	22,472	16,428	40,335	34,975
Impairment provision	—	12,623	4,242	12,623
Equity interest of depreciation of building and improvements - unconsolidated entities	—	715	—	1,438
Equity interest of amortization of intangible assets - unconsolidated entities	—	593	—	1,751
Loss (Gain) from disposition of assets	320	(4,268)	326	(4,268)
Impairment of unconsolidated entities	—	1,906	—	1,906
Equity interest of gain on sale - unconsolidated entities	—	—	(8)	—
FFO	61,203	57,370	106,861	103,445
Distribution to redeemable preferred shareholders	(2,359)	(2,047)	(4,718)	(4,094)
FFO attributable to common stockholders and limited partners	$58,844	$55,323	$102,143	$99,351
Reconciliation of FFO to AFFO:
FFO attributable to common stockholders and limited partners	$58,844	$55,323	$102,143	$99,351
Adjustments:
Revenues in excess of cash received, net	(6,092)	(8,679)	(6,543)	(12,440)
Amortization of share-based compensation	2,117	1,140	3,830	2,124
Deferred rent - ground lease	516	516	1,032	1,032
Unrealized loss (gain) on investments	(30)	(124)	(36)	12
Amortization of above/(below) market rent, net	(444)	(477)	207	(1,240)
Amortization of debt premium/(discount), net	102	102	203	206
Amortization of ground leasehold interests	(96)	(72)	(168)	(144)
Amortization of other intangibles	372	—	499	—
Non-cash earn-out adjustment	—	—	—	(2,581)
Financed termination fee payments received	—	1,500	—	3,000
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	—	271	—	505
Company's share of amortization of above market rent - unconsolidated entity	—	495	—	1,419
Write-off of transaction costs	13	2	46	52
AFFO available to common stockholders and limited partners	$55,302	$49,997	$101,213	$91,296
FFO per share, basic and diluted	$0.17	$0.21	$0.31	$0.38
AFFO per share, basic and diluted	$0.16	$0.19	$0.31	$0.35

Weighted-average common shares outstanding - basic EPS	324,433,017	229,879,280	293,909,092	229,844,960
Weighted-average OP Units	31,838,890	31,405,492	31,838,890	31,411,333
Weighted-average common shares and OP Units outstanding - basic and diluted FFO/AFFO	356,271,907	261,284,772	325,747,982	261,256,293

GRIFFIN REALTY TRUST, INC.
Net Debt as of June 30, 2021
(Unaudited; dollars in thousands)

Net debt is defined as the Company's consolidated debt, net, plus unamortized deferred financing costs and discounts, net, less the Company's unrestricted cash and cash equivalents. Net debt plus Perpetual Convertible Preferred Shares is defined as Net debt plus the Company's perpetual convertible preferred shares. The Company's management believes both of these are useful metrics for analyzing the Company's level of indebtedness as unrestricted cash and cash equivalents could potentially be used to pay down a portion of the Company's outstanding debt.

Amount
Debt, net (as reported)	$2,537,023
Add: unamortized deferred financing costs and discounts, net	10,737
Total consolidated debt	2,547,760
Less: Cash & cash equivalents - excl. restricted	(133,970)
Net debt	2,413,790
Perpetual convertible preferred shares	125,000
Net debt plus perpetual convertible preferred shares	$2,538,790

GRIFFIN REALTY TRUST, INC.
Normalized EBITDAre & Adjusted EBITDA
(Unaudited; dollars in thousands)

The Company uses Normalized EBITDAre as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Normalized EBITDAre, as defined by the Company, represents EBITDAre (as defined by NAREIT), modified to exclude nonroutine items such as acquisition-related expenses, employee separation expenses and other non-routine costs. Normalized EBITDAre also omits the Normalized EBITDAre impact of properties sold during the period and extrapolate the operations of acquired properties to estimate a full quarter of ownership. Management believes these adjustments to reconcile to Normalized EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, Normalized EBITDAre should not be considered as an alternative to net income, as computed in accordance with GAAP. Normalized EBITDAre may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA, as defined in the Company's credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures. The Company believes that Adjusted EBITDA is helpful to investors as a supplemental measure of the Company's operating performance as a real estate company because it is a direct measure of the actual operating results of the Company's properties.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
ADJUSTED EBITDA:
Reconciliation of Net income (loss) to EBITDAre
Net income	$5,678	$5,848	$2,687	$8,822
Depreciation and amortization	55,109	39,881	99,447	81,029
Interest expense	21,492	19,046	42,177	39,007
EBITDA	82,279	64,775	144,311	128,858
Loss/(Gain) on disposition of assets	320	(4,268)	326	(4,268)
Impairment provision	—	12,623	4,242	12,623
Proportion share of adjustments for unconsolidated entity	—	1,934	—	4,629
Impairment on investment in unconsolidated entity - DRJV	—	1,906	—	1,906
EBITDAre	82,599	76,970	148,879	143,748
Adjustment for acquisitions and dispositions	—	(4,996)	12,378	(4,833)
Write-off of transaction costs	13	2	46	52
Normalized EBITDAre	82,612	71,976	161,303	138,967
Reconciliation of Normalized EBITDAre to Adjusted EBITDA (per the credit facility)
Amortization of deferred financing costs	788	544	1,567	1,072
Amortization of debt premium/(discount), net	102	102	203	206
Amortization of above/(below) market rent, net	(444)	(477)	207	(1,240)
Income taxes	579	112	852	266
Amortization of Other Intangibles	372	—	499	—
Property management fees to non-affiliates	1,017	840	1,998	1,749
Deferred rent	(5,576)	(8,163)	(5,511)	(11,924)
Termination income (cash)	—	1,500	—	3,000
Equity percentage of net loss for the Parent’s non-wholly owned direct and indirect subsidiaries	—	(462)	(8)	165
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	—	2,589	20	4,829
Adjustment to interest	(1,071)	(765)	(2,139)	(1,622)
Adjustment for write-off of transaction costs	(13)	(2)	(46)	(52)
Reversal of adjustment for acquisitions and disposition	—	4,996	(12,378)	4,833
Less: Proportion share adjustments for unconsolidated entities	—	(1,934)	—	(4,629)
Less: Capital reserves	(963)	(1,283)	(1,978)	(2,585)
Adjusted EBITDA (per credit facility agreement)	$77,403	$69,573	$144,589	$133,035

GRIFFIN REALTY TRUST

Portfolio Snapshot

DATA AS OF JUNE 30, 2021

Portfolio at a Glance

Total Enterprise Value	$5.8 billion
Properties/Buildings	121/144
Portfolio Size (Square Feet)	29.2 million
Office/Industrial[1]	85%/15%
Net Rents	$358 million
Portfolio Occupancy[2]	94.8%
Weighted Average Remaining Lease Term (WALT)[1]	6.6 years
Portfolio IG %[3]	63.3%
Weighted Average Credit Rating[4]	BBB
Average Annual Rent Escalations[5]	2.0%
Consecutive Monthly Distributions Paid to Investors	146
Tenants in the S&P 500	49

Top 10 Tenants (by Net Rent)

Top Tenants	Rating[6]	% of Net Rent[1]	WALT
Amazon.com, Inc.	AA	3.5%	10.3
General Electric Company	BBB+	3.2%	3.9
Keurig Green Mountain, Inc.	BBB	3.2%	8.4
Wood Group Mustang, Inc.	HY2[7]	2.8%	4.2
Southern Company Services, Inc.	A-	2.5%	22.7
McKesson Corporation	BBB+	2.5%	7.3
Cigna Corporation	A-	2.4%	2.0
LPL Holdings, Inc.	BB+	2.3%	15.3
Freeport Minerals Corporation	Baa2[8]	2.2%	5.9
State Farm Mutual Automobile Insurance Company	AA	2.1%	2.5
Total/Weighted Average		**26.7%**	**8.2**

Tenant Profile

Tenant Profile	Stat
Number of Tenants	126
Average Square Footage Leased per Tenant	219,317
Average Annual Net Rent PSF – Office	$16.40
Average Annual Net Rent PSF – Industrial	$5.06

Investment Grade Rating[3]

Total Investment Grade 63.3%
Tenant/Guarantor 47.2%
Tenant 37.9%
Guarantor 9.3%
Parent 16.1%

Rent Growth

Annually 88.1%
2.1% Avg. Annual Growth Rate
Other Frequencies 2.4%
2.5% Avg.
Portfolio Total Weighted Average 2.0%
Every 5 Years 8.1%
1.0% Avg.
No Escalations 1.4%

ENDNOTES:

1. Based on net rental payments for the 12-month period subsequent to June 30, 2021.
2. Excludes leases signed but not yet commenced.
3. Investment grade designations are those of either tenants, guarantors and/or non-guarantor parents with investment grade ratings or what management believes are generally equivalent ratings.
4. Weighted average credit rating of are those tenants, guarantors and/or non-guarantor parents that are rated by a third party and using what management believes are generally equivalent ratings. Management can provide no assurance that its assessment of the comparability of the ratings methodology and scale of its third party rating organizations is indicative of the weighted average credit rating that a single ratings agency would determine in the event that it rated each tenant in our portfolio. Additionally, certain of the tenants in our portfolio and included in our weighted average credit rating are rated only by third parties that are not classified as Nationally Recognized Statistical Rating Organizations ("NRSRO") approved by the U.S. Securities and Exchange Commission and such third parties may use methodologies that are different and less rigorous than those applied by NRSROs.
5. Weighted average annual rental increase is based on contractual rent increases in the remaining term of each lease as of June 30, 2021.
6. Represents S&P ratings, at http://www.spgglobal.com, of tenants, guarantors or non-guarantor parent entities, unless otherwise noted as of June 30, 2021.
7. Represents a rating issued by Bloomberg services.
8. Represents a rating issued by Moody's at http://www.moodys.com.

GRT | GRIFFIN REALTY TRUST

1520 E. Grand Avenue, El Segundo, CA 90245
310.606.3200 | **grtreit.com**

IMPORTANT RISK DISCLOSURES

Not a deposit	May lose value	No bank guarantee
Not insured by the FDIC, NCUA or any other government agency		

©2021 Griffin Realty Trust. All rights reserved.

GRT573 (08XX21)

GRT-IU45300 (0821)